EXHIBIT 99.1

Perceptron Announces Fourth Quarter and Full Year Fiscal 2019 Results

Fourth Quarter Bookings Exceeded $20 Million, Quarterly Revenue Grew 17% Sequentially

PLYMOUTH, Mich., Sept. 04, 2019 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ: PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced fourth quarter and fiscal year results for its 2019 fiscal year (period ended June 30, 2019).

FINANCIAL HIGHLIGHTS - UNAUDITED (in millions, except per share data)

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2019	2018	Change	2019	2018	Change
		(As Revised)			(As Revised)
Sales	$18.2	$23.6	$(5.4)	$76.8	$84.7	$(7.9)
Net (Loss) Income	(8.4)	0.8	(9.2)	(6.8)	4.0	(10.8)
Diluted (Loss) Income per Share	$(0.87)	$0.09	$(0.96)	$(0.71)	$0.41	$(1.12)

Fourth quarter fiscal 2019 results:

  Fourth quarter consolidated net sales were $18.2 million, a 16.7% sequential increase over third quarter fiscal year 2019 and decrease of 22.9% from the fourth quarter of fiscal year 2018
  Bookings totaled $20.9 million as a result of increased order activity in the Americas and Asia regions
  Consolidated gross profit was $5.9 million, and gross margin was 32.4%
  Fourth quarter reported operating loss totaled $8.6 million, primarily caused by a $7.4 million non-cash charge for goodwill and intangible asset impairment.  Excluding this non-cash charge and other special items, the operating loss was $1.0 million
  The non-cash charge of $7.4 million reduced the goodwill balance of the CMM reporting unit by $6.0 million and the net intangible asset balances of the same unit by $1.4 million
  Net loss for the fourth quarter of fiscal 2019 was $8.4 million
  Fourth quarter diluted loss per share was $0.87
  Backlog rose to $38.4 million
  Cash and short-term investments totaled $6.0 million at June 30, 2019 with no debt on the balance sheet

Full year fiscal 2019 results:

  Consolidated net sales decreased 9.3% to $76.8 million
  Consolidated gross profit decreased by $4.8 million to $27.2 million
  Consolidated gross margin was 35.4%
  Year-to-date reported operating loss totaled $6.8 million, including the $7.4 million non-cash charge for goodwill and asset impairment for the CMM reporting unit.  Excluding this non-cash charge and other special items, operating income was $0.2 million
  Net loss was $6.8 million for fiscal year 2019
  Diluted loss per share was $0.71, compared to diluted earnings per share of $0.41 in fiscal year 2018
  Bookings totaled $71.5 million for fiscal year 2019

Full year fiscal 2020 outlook and guidance:

  15-20% forecasted increase in bookings
  Mid-single digit forecasted revenue growth
  Mid-single digit forecasted operating income margins

David Watza, President and CEO of Perceptron, commented, “Despite continued challenging macro conditions for our major industrial customers during the quarter, we remain optimistic for the future as bookings increased more than 10 percent over the prior year fourth quarter on a constant currency basis. The increase in bookings was driven, in large part, by our Americas and Asia regions. As some customers adjust to consumer demand trends toward electric and autonomous vehicles, we believe we are well positioned to benefit from these changes in the longer term due to our continued product development efforts. Our optimism is supported by recently announced orders for electric vehicle production, our first AutoGauge®ACF order which was in the white-goods industry and a 13-system order from a prominent North American OEM. We continue to see broad, significant interest in our technology across all regions, both from current and prospective customers.”

“While we did not achieve our objectives during the prior fiscal year, we enter fiscal 2020 energized and committed to returning to growth in bookings and revenue. Our investments to update and expand our suite of metrology solutions over the past several years have further positioned us to meet customers’ demand with top-of-the-line solutions. We continue to see strong evidence that our established development path will generate new business opportunities within our existing customer relationships and help us grow into adjacent markets.”

Jay Freeland, Chairman of the Board, added, “We are confident in the core value of this business, which has been reflected in the recently announced new product orders both inside and outside of automotive, and the long-term growth potential of Perceptron remains strong as we continue to make progress in key regions of the world.”

The Company adopted the new revenue recognition rules outlined by Accounting Standards Update No. 2014-09 (“ASC 606”) on July 1, 2018, utilizing the modified retrospective transition method. As a result of these new rules, the Company recorded a positive net transition adjustment to retained deficit in the amount of $2.0 million in the first quarter of fiscal 2019. Included in the net transition adjustment was a gross revenue adjustment of $3.8 million, which reduced the backlog level by the same amount. Under prior revenue recognition rules, the Company would have recognized $20.0 million in revenue in the fourth quarter of fiscal 2019 and $72.8 million for fiscal year 2019.

Highlights of Operations - Unaudited

INCOME STATEMENT KEY METRICS (in millions, except per share data)

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2019	2018	Change	2019	2018	Change
		(As Revised)			(As Revised)
Americas Sales	$5.4	$8.6	$(3.2)	$25.1	$34.7	$(9.6)
Europe Sales	8.9	9.2	(0.3)	34.6	33.5	1.1
Asia Sales	3.9	5.8	(1.9)	17.1	16.5	0.6
Total Net Sales	$18.2	$23.6	$(5.4)	$76.8	$84.7	$(7.9)

Gross Profit	$5.9	$9.0	$(3.1)	$27.2	$32.0	$(4.8)
Gross Profit as a percent of sales	32.4%	38.1%		35.4%	37.8%

Operating (Loss) Income	$(8.6)	$1.8	$(10.4)	$(6.8)	$4.9	$(11.7)
Operating (Loss) Income as a percent of sales	(47.3% )	7.6%		(8.9% )	5.8%

Net (Loss) Income	$(8.4)	$0.8	$9.2	$(6.8)	$4.0	$(10.8)
Diluted (Loss) Income per Share	$(0.87)	$0.09	$(0.96)	$(0.71)	$0.41	$(1.12)

Operating (Loss) Income excluding special items	$(1.0)	$1.8	$(2.8)	$0.2	$5.5	$(5.3)
Operating (Loss) Income excluding special items as a percent of sales	(5.5% )	7.6%		0.3%	6.5%

Perceptron generated fourth quarter net sales for fiscal 2019 in the amount of $18.2 million, decreasing $5.4 million, or 22.9%, versus the same quarter in the prior year, which included an unfavorable currency impact of $0.7 million. The decrease in the Americas region was due to softness across all product lines. The decline in the Asia region was due to In-line and Near-line Measurement Solutions, Off-line Measurement Solutions, as well as Value Added Services. The Europe region decline was primarily due to decreases in Value Added Services as well as 3D Scanning, partially offset by revenue growth in In-line and Near-line Measurement Solutions.

In the fourth quarter of fiscal 2019, gross profit as a percentage of sales was down 570 basis points compared to the prior year period, primarily due to the volume and mix of the Company’s revenue.

During the fourth quarter of fiscal 2019, SG&A, Engineering and R&D expenses were down $0.2 million, primarily as a result of decreased employee-related costs, including a reduction of the accrual related to the short-term and long-term incentive compensation plans due to the level of actual performance for fiscal year 2019 not meeting the targets set to earn this incentive compensation, as well as a decrease of amortization due to the impairment of several definite-lived intangible assets. These decreases are partially offset by increases in legal and audit fees, as well as marketing and advertising expenditures.

In the fourth quarter of fiscal 2019, the Company recorded a non-cash impairment charge of $6.0 million impacting the goodwill balance of the CMM reporting unit, as well as a non-cash impairment charge of $1.4 million impacting the intangibles asset balances of this unit. As of June 30, 2019, after giving effect to these impairment charges, the Company had $1.8 million of net goodwill and $1.8 million of net intangible assets.

During the fourth quarter of fiscal 2019, the Company identified an error related to the accounting for our deferred tax liabilities associated with certain amortizable intangible assets acquired in 2015. The error relates to not appropriately reducing the associated deferred tax liabilities for the tax effect of amortization on the intangible assets since 2016. The error was immaterial to the Company's previously issued financial statements, but the cumulative correction would have had a material effect on the 2019 financial statements. Accordingly, the results for the fourth quarter and year ended June 30, 2018 throughout this earnings announcement have been adjusted to incorporate the revised amounts, where applicable. We have corrected the effects of the error in this earnings announcement by decreasing deferred tax liabilities and increasing stockholders’ equity by $1,079,000 in the Condensed Balance Sheet as of June 30, 2018. The revision reduced income tax expense and increased net income by approximately $64,000 and $256,000 for the three and twelve months ended June 30, 2018, respectively, in the Condensed Income Statements for those periods. These changes are reflected in this earnings announcement in the columns labeled “as revised.”

	Three Months Ended June 30,			Twelve Months Ended June 30,
BOOKINGS (in millions)	2019	2018	Change	2019	2018	Change

Geographic Region
Americas	$9.1	$8.2	$0.9	$19.0	$35.0	$(16.0)
Europe	7.6	9.3	(1.7)	34.8	36.1	(1.3)
Asia	4.2	2.4	1.8	17.7	16.1	1.6
Total Bookings	$20.9	$19.9	$1.0	$71.5	$87.2	$(15.7)

BACKLOG (in millions)	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018*

Geographic Region
Americas	$11.6	$7.9	$9.0	$13.0	$19.8
Europe	18.2	19.5	21.6	18.5	19.0
Asia	8.6	8.3	7.5	7.7	8.7
Total Backlog	$38.4	$35.7	$38.1	$39.2	$47.5

* Prior to Transition Adjustment for Implementation of ASC 606 adopted on July 1, 2018; Impact of Transition is a reduction of Total Backlog of $3.8 million

Fourth quarter bookings were $20.9 million, an increase of 5.0% compared to the fourth quarter of fiscal 2018, due to increased order activity in the Americas and Asia regions, and included an unfavorable currency impact of $1.0 million. The improvement from the year-ago period was attributed to an increase in bookings for In-line and Near-line Measurement Solutions, primarily in the Americas and Asia regions.

Bookings in the fourth quarter of fiscal 2019 exceeded revenue by $2.7 million, resulting in an increase in backlog to $38.4 million.

Cash and short-term investment balance totaled $6.0 million at June 30, 2019, down slightly from $6.7 million at June 30, 2018, and $6.2 million at March 31, 2019. At June 30, 2019, and June 30, 2018, the Company did not have any bank debt outstanding.

Looking forward to 2020, Dave Watza notes, “We see continued early success with new product launches that facilitate the dramatic strategic change in product planning for the automotive industry, despite uncertain global growth, which reinforces Perceptron’s confidence in achieving its long-term growth targets. The wide-sweeping revolution of electric vehicle production provides new challenges for the Company’s OEM partners and more importantly, an opportunity for Perceptron to solve those challenges. In fact, last month, the Company announced it had received two robot guidance orders involving battery packs from two different OEM partners. For these reasons, Perceptron continues to hold long-term aspirations for sustained high single-digit revenue growth and potential double-digit earnings growth.”

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its fourth quarter fiscal 2019 investor conference call/webcast, chaired by David L. Watza, President and CEO, on September 5, 2019, at 8:30 AM (EDT). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	833-535-2207 (domestic callers) or
412-317-5405 (international callers)
Conference ID	10134503

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®
Perceptron (NASDAQ: PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Slovakia, Spain and the United Kingdom. For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2020 and future results, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products and our ability to fund our fiscal year 2020 and future cash flow requirements. Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “aspirations,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A: Risk Factors” of our Annual Report on Form 10-K for fiscal 2018. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
Unaudited (In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2019	2018 *	2019	2018 *
		(As Revised)		(As Revised)
Net Sales	$18,195	$23,594	$76,822	$84,693
Cost of Sales	12,292	14,573	49,630	52,693
Gross Profit	5,903	9,021	27,192	32,000

Operating Expenses
Selling, General and Administrative Expense	4,988	4,848	18,980	18,469
Engineering, Research and Development Expense	1,950	2,318	8,040	7,980
Severance, Impairment and Other Charges	7,539	-	6,930	603
Operating (Loss) Income	(8,574)	1,855	(6,758)	4,948

Other Income and (Expenses), net
Interest Expense, net	(180)	(44)	(252)	(181)
Foreign Currency and Other, net	152	(311)	7	(278)
(Loss) Income Before Income Taxes	(8,602)	1,500	(7,003)	4,489
Income Tax Benefit (Expense)	250	(664)	212	(516)

Net (Loss) Income	$(8,352)	$836	$(6,791)	$3,973

(Loss) Income Per Common Share
Basic	($0.87)	$0.09	($0.71)	$0.42
Diluted	($0.87)	$0.09	($0.71)	$0.41

Weighted Average Common Shares Outstanding
Basic	9,646	9,553	9,612	9,469
Diluted	9,646	9,691	9,612	9,579

* During the fourth quarter of fiscal 2019, the Company identified an error related to the accounting for our deferred tax liabilities associated with certain amortizable intangible assets acquired in 2015. The error relates to not appropriately reducing the associated deferred tax liabilities for the tax effect of amortization on the intangible assets since 2016. The error was immaterial to the Company's previously issued financial statements, but the cumulative correction would have had a material effect on the 2019 financial statements. Accordingly, the results for the fourth quarter and year ended June 30, 2018 throughout this earnings announcement have been adjusted to incorporate the revised amounts, where applicable. The revision reduced income tax expense and increased net income by approximately $64,000 and $256,000 for the three and twelve months ended June 30, 2018, respectively, in the Condensed Income Statements for those periods. These changes are reflected in this earnings announcement in the columns labeled “as revised.”

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
Unaudited (In Thousands)

Condensed Balance Sheets	June 30,	June 30,
	2019	2018 *
		(As Revised)
Cash and Cash Equivalents	$4,585	$5,830
Short-Term Investments	1,431	877
Receivables, net	33,043	32,143
Inventories, net	10,810	13,829
Other Current Assets	1,529	1,327
Total Current Assets	51,398	54,006

Property and Equipment, net	6,538	6,613
Goodwill and Intangible Assets, net	3,557	11,805
Long-Term Deferred Income Tax Asset	620	1,055
Long-Term Investments	725	725
Total Non-Current Assets	11,440	20,198
Total Assets	$62,838	$74,204

Line of Credit and Short-Term Notes Payable	$ -	$175
Accounts Payable	7,397	7,592
Deferred Revenue	6,649	9,430
Reserve for Restructuring and Other Charges	44	675
Other Current Liabilities	6,111	7,966
Total Current Liabilities	20,201	25,838

Long-Term Taxes Payable	114	450
Long-Term Deferred Income Tax Liability	41	638
Other Long-Term Liabilities	556	601
Total Long-Term Liabilities	711	1,689

Total Liabilities	20,912	27,527

Shareholders' Equity	41,926	46,677
Total Liabilities and Shareholders' Equity	$62,838	$74,204

* During the fourth quarter of fiscal 2019, the Company identified an error related to the accounting for our deferred tax liabilities associated with certain amortizable intangible assets acquired in 2015. The error relates to not appropriately reducing the associated deferred tax liabilities for the tax effect of amortization on the intangible assets since 2016. The error was immaterial to the Company's previously issued financial statements, but the cumulative correction would have had a material effect on the 2019 financial statements. Accordingly, the results for the fourth quarter and year ended June 30, 2018 throughout this earnings announcement have been adjusted to incorporate the revised amounts, where applicable. We have corrected the effects of the error in this earnings announcement by decreasing deferred tax liabilities and increasing stockholders’ equity by $1,079,000 in the Condensed Balance Sheet as of June 30, 2018. These changes are reflected in this earnings announcement in the columns labeled “as revised.”

Non-GAAP Financial Measures
While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Operating Income Excluding special items”. This is a non-GAAP financial measure. Management believes that non-GAAP financial measures, when taken together with the corresponding GAAP measures, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents reconciliation of the non-GAAP measure to Operating Income.

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measure
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
		(As Revised)		(As Revised)
Operating (Loss) Income, as reported	$(8,574)	$1,855	$(6,758)	$4,948

Severance, Impairment and Other Charges	7,539	-	6,930	603

Excluding special items,
Operating (Loss) Income would have been	$(1,035)	$1,855	$172	$5,551

Contact:

Investor Relations
investors@perceptron.com